Exhibit 10.2

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This Settlement Agreement and Mutual Release (Settlement Agreement) is made between Western Energy Company (Western), and the United States Department of the Interior (Department), through the Minerals Management Service (MMS). The above parties may be referred to individually as a “Party” or collectively as “Parties”.

RECITALS

A. Western owns interests in Lease Nos. M18-054712-0, M18-073109-0, M18-080697-0, and M18-0821860 (Leases) located in the Rosebud Mine in Rosebud County, Montana.

B. On April 29, 2004, MMS, through its Solid Minerals and Geothermal Compliance office (S&G CAM) issued an “Order to Pay Additional Royalties” (Order) directing Western to pay additional royalties of $1,063,211.77 for royalty underpayments due to an excessive price reduction for coal produced and sold to Puget Sound Energy, Inc. for the period of January 1, 1996, through December 31, 2001 (Audit Period). At the time the Order was issued, MMS had a policy paper in place limiting royalty collections actions to 7 years prior to the date any order was issued (7-year policy paper). Therefore, the amount of the Order did not seek additional royalties for the period January 1, 1996, through March 31, 1997, to adhere to the 7-year policy paper requirements.

C. Western timely appealed the Order, docketed as MMS-04-0028-COAL, on June 1, 2004 (Appeal).

D. On November 17, 2007, the MMS Director rescinded the 7-year policy paper.

E. By decision dated August 26, 2008, the MMS Associate Director for Policy and Appeals denied Western’s Appeal (Appeal Decision) and added the additional royalties owed for the period January 1996 through March 31, 1997, that was excluded under the Order. The revised amount assessed under the Appeal Decision was $1,132,789.65.

F. On September 30, 2008, MMS received notice that Western had appealed the Appeal Decision to the Interior Board of Land Appeals. That appeal is still pending and is docketed as IBLA 2009-28 (IBLA Appeal).

G. Western and the Department desire to reach full and final settlement of the Order and associated interest for the Audit Period.

AGREEMENT

THEREFORE, in consideration of the mutual promises and covenants set forth herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties to this Settlement Agreement hereby incorporate by reference and agree to the accuracy of the above recitals and further agree as follows:

Exhibit 10.2

2. Payment: Western will pay MMS $1,344,821.94 within 10 days of Western’s receipt of a fully executed copy of this Settlement Agreement. If Western does not pay the $1,344,821.94 to MMS within 10 days of Western’s receipt of a fully executed copy of this Settlement Agreement, Western will pay late payment charges on the untimely payment at the rate established at 30 CFR § 218.54 (2008). Interest will start accruing on the 11th day after Western received a fully executed copy of this Settlement Agreement, until the payment of $1,344,821.94 is made.

3. Appeal: Western agrees to withdraw its IBLA Appeal, with prejudice, within 10 days of its receipt of a fully executed copy of this Settlement Agreement.

4. No Further Proceedings: Each Party agrees that it will not institute any legal or other proceedings to litigate, arbitrate, appeal, or attack in any fashion any demand or issue described herein and covered by this Settlement Agreement.

5. Reporting Requirements: Western shall have no obligation to submit or revise a Solid Minerals Production and Royalty Report, Form MMS-4430 with respect to the payment referenced in Paragraph 1. After MMS receives the payment referenced in Paragraph 1, MMS will prepare and file a Form MMS-4430 documenting receipt of that payment.

5. Record Retention: Subject to the record retention requirements at 30 CFR § 212.200, Western is otherwise released from any record maintenance requirements for the issues described in the Order and settled herein.

6. General Mutual Release from Liability: The Department hereby releases and forever discharges Western together with all officers, directors, and employees of Western from any and all audits, claims, actions, suits, judgments, liabilities, demands, fees, obligations, or interest, whether known or unknown, associated with the Order. Western hereby releases and forever discharges the Department from any and all claims, actions, suits, judgments, liabilities, demands, fees, interest, or obligations, including claims for refund or credit for royalty or other payments made, whether known or unknown, associated with the Order.

7. No Admission of Liability: The Parties agree that nothing contained herein, and no actions taken by any Party hereto with regard to this Settlement Agreement, shall be construed as an admission by either Party of liability as to any of the matters settled. No action taken by any Party in effecting this Settlement Agreement may be used in any future or pending demand, administrative proceeding, litigation, or similar action involving any of the Parties, as an admission of liability in any respect.

8. Binding Release: The releases contained herein shall bind and inure to the benefit of the principals, agents, employees, related or affiliated entities, representatives, successors, and assigns of the Parties.

Exhibit 10.2

9. Authority: The Parties represent that the person executing this Settlement Agreement on each Party’s behalf has been duly authorized by all necessary and appropriate action to enter into this Settlement Agreement.

10. Entire Agreement and Modification: This Settlement Agreement is the entire agreement among the Parties, and no representation, warranties, other statements, or promises have been made by any Party to any other Party in connection with this Settlement Agreement. This Settlement Agreement may be amended or modified only by written agreement, executed by an authorized representative of each Party.

11. No Precedent Setting Value: It is specifically understood and agreed that this Settlement Agreement is executed for the sole purpose of settling the issues described herein. No Party shall be deemed to have approved, accepted, or consented to any concept, method, theory, principle, or statutory, regulatory, or contractual interpretation underlying or purportedly underlying, any of the matters agreed to herein or raised in connection with the issues settled herein. This Settlement Agreement shall have no precedent setting value and shall not be binding on any Party as to any issues, leases, or any time periods, other than those specifically addressed herein.

12. Fraud, Concealment, or Misrepresentation: Nothing herein shall ever prevent any Party from asserting and reopening any claim against another Party as to the royalty computations and payments which are the subject of this Settlement Agreement for reasons of fraud, malfeasance, concealment, or misrepresentation of material fact. The Parties agree that this Settlement Agreement specifically excludes any disputes or claims arising under the False Claims Act, 31 U.S.C. §§ 3729-3733. However, it is expressly understood that Western denies any liability under the False Claims Act.

13. Legal Fees: Nothing in this Settlement Agreement shall be interpreted as giving any Party a claim for recovery of any legal costs or attorney’s fees. Each Party agrees that it will bear its own costs and expenses.

14. Construction of Agreement: Nothing in this or any other agreement shall be construed so as to deprive a Federal official of the authority to revise, amend, or promulgate regulations. Nor shall anything in this Settlement Agreement be construed to commit a Federal official to expend funds not appropriated by Congress. In no event, shall anything in this Settlement Agreement bar any Party from seeking judicial relief enforcing this Settlement Agreement in any court having jurisdiction over the Parties to, and the subject matter of this Settlement Agreement.

15. Counterparts: This Settlement Agreement may be executed in two or more counterparts; it shall not be necessary that the signatures of all Parties hereto be contained on any one counterpart and each counterpart shall constitute one and the same agreement. This Settlement Agreement may be executed by facsimile signatures, which shall be deemed originals for all purposes.

16. Effective Date: This Settlement Agreement will be effective when executed by all Parties.

Exhibit 10.2

IN WITNESS WHEREOF, the Parties have executed this Settlement Agreement as of the respective dates indicated with the signatures below:

United States Department of the Interior			Western Energy Company
Minerals Management Service

By:	/s/ Walter D. Cruickshank	By:	/s/ Doug Kathol
Acting Director
	Minerals Management Service	Title:	VP

Date:	7/09/09	Date:	6/24/09